Exhibit 5.1

March 16, 2004

NeoRx Corporation
300 Elliott Avenue West, Suite 500
Seattle, WA 98119-4077

  Re:    Registration Statement on Form S-3 with respect to 2,767,500 Common Shares

Ladies and Gentlemen:

        We have acted as counsel to NeoRx Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 2,767,500 shares of its common stock, $.02 par value per share (the "Registered Shares"), which may be sold by the selling shareholders named in the prospectus included in the Registration Statement (the "Selling Shareholders"). The Registered Shares consist of (i) 1,845,000 shares of common stock (the "Shares") issued in connection with the Securities Purchase Agreement dated as of February 20, 2004, by and among the Company and the purchasers named in the signature pages thereto (the "Purchase Agreement") and (ii) up to 922,500 shares of common stock (the "Warrant Shares") issuable upon exercise of warrants (the "Warrants") issued in connection with the Purchase Agreement, We have examined the Purchase Agreement, the Warrants, the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

        Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable, and the Warrant Shares, when issued upon due and proper exercise of the Warrants in accordance with the terms thereof and upon due execution by the Company and registration by its registrar of the Warrant Shares, will be validly issued, fully paid and nonassessable.

        Our opinion is limited to the laws of the State of Washington and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the State of Washington.

        Please note that we are opining only as to the matters set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules and regulations, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                      Very truly yours,

                      /s/ Perkins Coie LLP
                      Perkins Coie LLP